Exhibit 5.1
Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
August 6, 2009
McAfee, Inc.
3965 Freedom Circle
Santa Clara, California 95054
     RE: REGISTRATION STATEMENT ON FORM S-8
Ladies and Gentlemen:
          We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by you with the Securities and Exchange Commission on or about August 7, 2009, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of (i) 8,000,000 shares of your common stock, par value $0.01 per share (the “Shares”), reserved for issuance pursuant to the McAfee, Inc. 1997 Stock Incentive Plan (the “1997 Plan”) and (ii) 3,000,000 Shares, reserved for issuance pursuant to the McAfee, Inc. 2002 Employee Stock Purchase Plan (the “ESPP” and, together with the 1997 Plan, the “Plans”). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.
          It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.
          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati